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                                                Active Link Communications, Inc.
                                                                        Form 8-K
                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

                  THIS ASSET PURCHASE AGREEMENT is made effective 1st day of October 2001 ("Effective Date"), by and among Active Link Communications, Inc., IAC Acquisition Corporation and Digital Telecom, Inc., all Colorado Corporations ("Sellers"), and Carrier Solutions, LLC, a Texas Limited Liability Company.

                                    RECITALS

                  A. Sellers are engaged in the business and operation of voice interconnect sales and service, customer premise cable sales and integration in the Denver, Colorado metropolitan area and National Account administration for various customers (the "Business") as a going concern.

                  B. Sellers desires to sell to Purchaser and Purchaser desires to buy from Sellers all assets and rights of Sellers in the Business as a going concern on the terms and conditions set forth in this Agreement.

                                   AGREEMENTS

                  In consideration of the premises and the mutual agreements herein contained, the parties agree as follows:

         I.       TRANSFER OF ASSETS.

                  Subject to the terms and conditions of this Agreement, at Closing Sellers agree to sell and deliver to Purchaser and Purchaser agrees to purchase from Sellers as of the Effective Date all of Sellers' right and title to and interest in all assets, properties and rights of every kind, located in the Denver, Colorado metropolitan area related solely to the Business (the "Purchased Assets"). The Purchased Assets shall include, the following:

                  1.01 Personal Property. All equipment, tools, furniture, computers and other personal property ("Personal Property") listed on Schedule 1.01.

                  1.02 Real Property. There is no real property involved in the transfer, but the parties have agreed to share certain real property assets as set forth on Exhibit A.

                  1.03 Leases. All rights of Sellers under (including, without limitation, all Sellers' rights to receive goods and services and to assert claims and take other actions


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with respect to breaches, defaults and other violations of) all of the leases set forth on Schedule 1.03 (the "Assumed Leases").

                  1.04 Contracts. All rights of Sellers under (including, without limitation, all of Sellers' right to receive goods and services and to assert claims and to take other action with respect to breaches, defaults and other violations pursuant to) all of the contracts listed on Schedule 1.04 (the Assumed Contracts").

                  1.05 Vehicles. All automobiles and trucks, owned, leased or used in connection with the operation of the Business, which are listed on
Schedule 1.05 to this section ("Vehicles").

                  1.06 Intangible Assets. All of Sellers' right, title and interest in and to all customer lists and goodwill related to the operations of the Business. With regard to the trade name "Active Link" or any derivation thereof, the Parties have agreed to the sharing of assets and facilities as set forth on Exhibit A.

                  1.07 Inventory. All of Sellers' inventories, including raw materials, work-in-process, finished goods, spare parts and supplies of the Business, including all such items that Sellers have ordered but not physically received by the time of the Effective Date ("Inventory"), as listed on Schedule 1.07.

                  1.08 Records and Documents. All records, and documents, books, supplier, dealer and customer lists (together with all sales histories, prior solicitations and bill results and all open order or bill files, backlog and sales leads and all other sales and marketing information relating to the Business), work orders, credit information and correspondence, drawings, financial information and all other records and documents used in connection with the operation of the Business ("Documents"); provided, however, that Sellers' accounting, tax and corporate records, including its minute book, shall remain property of Sellers but shall be available to representatives of Purchaser from time to time upon reasonable advance notice in each instance for review and reproduction.

                  1.09 Shared Assets. From the effective date and for a period of 90 days thereafter, the Parties agree to share certain assets and facilities as set forth on Exhibit A to this Agreement.


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         II.      ASSETS EXCLUDED FROM SALE.

                  There shall be excluded from sale under this Agreement all assets not specifically identified in Section I.


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         III.     LIABILITIES.

                  Subject to the terms of this Agreement and as partial consideration to this Agreement;

                  3.01 Assumed Liabilities. Purchaser shall assume and agree to pay, perform and discharge the liabilities and obligations of Sellers, which relate to the Business, only as set forth below on Schedule 3.01 (the "Assumed Liabilities"). Purchaser shall pay, perform and discharge the Assumed Liabilities in the ordinary course of business, except the "Donaldson Note," which will be extinguished and discharged in accordance with the agreement attached as Exhibit B.

                  3.02 Excluded Liabilities. Notwithstanding any thing to the contrary in this Agreement, Purchaser will not assume, pay or discharge any debts, liabilities, obligations, contracts, loans, commitments or undertakings of Sellers, whether fixed, contingent or otherwise, unless expressly described in section 3.01. All liabilities retained by Sellers shall hereafter be referred to as the "Excluded Liabilities" and shall include, without limitation, the following:

                       (a) All liabilities of Sellers for federal, state or local income, withholding, sales, use, corporate excise, franchise or other taxes of Sellers for the operations of the Business prior to the Effective Date;

                       (b) All liabilities of Sellers for all environmental, ecological, health, safety or other claims pertaining to the operations of the Business prior to the Effective Date or the Excluded Assets;

                       (d) All liabilities of Sellers relating to wages or other employee compensation or deferred compensation plans, pension plans and profit sharing plans which accrued prior to the Effective Date, including all liabilities of Sellers for workman's compensation claims arising out of incidents occurring prior to the Effective Date, and all such liabilities of Sellers for post-employment benefits for employees of Sellers, including former employees who are retired as of the Effective Date and those employees who are disabled as of the Effective Date or approved after the Effective Date for disability occurring prior to the Effective Date, it being agreed for purposes of this subsection (d) that (i) post-employment benefits shall include benefits payable on account of severance, debts, disability for salaried employees, long-term disability (but not sickness or accident benefits) for hourly employees and medical expenses of eligible employees and their dependents;

                       (e) All liabilities of Sellers for claims of property damage or personal injury relating to products sold or shipped in the ordinary course of business prior to the Effective Date;


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                       (f) All liabilities of Sellers, the substance of which
would constitute a breach of any of Sellers' representations and warranties contained in section 9;

                       (g) All liabilities of Sellers arising in connection with its operations unrelated to the Business;

                       (h) Any liability of Sellers based on its tortious or illegal conduct prior to the Effective Date;

                       (i) Any liability or obligation incurred by Sellers in connection with the negotiation, execution or performance of this Agreement, including, without limitation, all legal, accounting, brokers, finders, and other professional fees and expenses;

                       (j) Liabilities incurred by Sellers after the Effective Date; and

                       (k) All liabilities of Sellers relating to any Excluded Assets, Excluded Contracts and Excluded Leases.


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         IV       PURCHASE PRICE.

                   4.01 Amount. In consideration of Sellers' sale, assignment and transfer of the Purchased Assets and the performance by it of all the terms, covenants and provisions of this Agreement on their part to be kept and performed, Purchaser shall (i) pay to Sellers the sum of $ 300,000.00 and (ii) assume the Assumed Liabilities ((i) and (ii) shall be referred to herein as the "Purchase Price").

                   4.02 Manner of Payment of the Purchase Price. On October 1, 2001 Purchaser paid Sellers $100,000. At Closing, Purchaser shall (a) pay to Sellers, by cashier's check or wire transfer, $100,000 (the "Cash Payment"); (b) assume the Assumed Liabilities; and (c) deliver to Sellers a $100,000 Secured Promissory Note in the form attached thereto as Exhibit C (the "Secured Promissory Note").

                   4.03 Allocation of Purchase Price. The Purchase Price shall be assigned and allocated to the Purchased Assets in the manner mutually agreed upon by the parties and in accordance with the allocation described on Schedule
4.03 to this section.

                   4.04 Payments of Transfer Tax. All taxes levied or imposed in connection with the sale and transfer of the Purchased Assets to Purchaser, including, without limitation, any and all sales, use, transfer and excise taxes imposed by federal, state, local or foreign taxing authorities, shall be borne by Sellers and Sellers shall indemnify and hold Purchaser harmless with respect to any such tax which might be levied on or collected from Purchaser.


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         V.       CLOSING.

                  The closing (the "Closing") of the transactions pursuant to this Agreement shall take place as soon as possible, but no later than October 12, 2001, at the offices of Sellers or such other place as the Parties mutually agree.


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         VI.      PURCHASER'S OBLIGATIONS AT CLOSING

                  Purchaser hereby agrees that it shall, prior to or at Closing, deliver to Sellers:

                   6.01 Cashiers checks or wire transfers to Sellers in the amount of the Cash Payment.

                   6.02 The Secured Promissory Note, duly executed by Purchaser.

                   6.03 Executed Exhibits to this Agreement.

                   6.04 A certificate signed by an Officer of Purchaser, in a form satisfactory to Sellers, affirming the accuracy of the representations and warranties set forth in Section VIII.


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         VII.     SELLERS' OBLIGATIONS AT CLOSING.

                  Sellers hereby agrees that it shall, at Closing and unless waived by Purchaser, deliver or convey to Purchaser:

                   7.01 A General Bill of Sale duly executed by Sellers, in the form attached hereto as Exhibit D.

                   7.02 Written consent by the Seller to the transfer or assignment to Purchaser of all Purchased Assets including Assumed Leases under section 1.03(a) and Assumed Contracts under section 1.07(a) where the consent of any other party of such contract may, in the opinion of Purchaser's counsel, be required for such assignment or transfer. Sellers shall use its best efforts to identify and disclose on schedules 1.03(b) and 1.07(b), the leases and contracts specified in section 1.03(b) and 1.07(b). It is understood that Purchaser will be responsible for obtaining necessary consents to the Assumed Leases and Seller will provide reasonable and good faith cooperation in connection with that effort.

                   7.03 Titles and registrations to all Vehicles, duly executed by Sellers.

                   7.04 Certified copies of resolutions adopted by the Boards of Directors of Sellers authorizing the execution of this Agreement and the sale of the Purchased Assets to Purchaser in accordance with the terms hereof.

                   7.05 At least two days prior to Closing, the schedules required by this Agreement and the exhibits hereto, in a form reasonably satisfactory to Purchaser.

                   7.06 A Certificate, signed by an Officer of Sellers, in a form satisfactory to Purchaser, affirming the accuracy of the representations and warranties set forth in Section IX.

                   7.07 Such other documents as Purchaser reasonably deems necessary or appropriate to vest in it good title to all or any part of the Purchased Assets.


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         VIII.    REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser hereby represents and warrants to Sellers as of the Effective Date and the Closing:

                   8.01 Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and has the power to own its property and carry on its business and is qualified to do business in the state of Colorado.

                   8.02 Authority. Purchaser has all necessary corporate power to execute and deliver this Agreement and to consummate the transactions provided for herein and, the execution and delivery of this Agreement by Purchaser and the performance by it of the obligations to be performed hereunder have been duly authorized by all necessary and appropriate action. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with or result in a breach of, or constitute a default under, the terms or conditions of the Articles of Organization and Operating Agreement of Purchaser, any material judicial or administrative order or process, any material agreement or instrument to which Purchaser is a party or by which it is bound, or any material statute or regulation of any governmental agency. This Agreement is, and each other agreement and document to be executed by Purchaser pursuant hereto will when so executed be a valid and binding obligation of Purchaser enforceable in accordance with their terms.


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         IX.      REPRESENTATIONS AND WARRANTIES OF SELLERS

                   9.01 Corporate Organization. Sellers are corporations duly organized, validly existing and in good standing under the laws of the State of Colorado and have all corporate power and authority to own, operate and lease their respective properties and carry on their respective businesses as now conducted. Seller is duly licensed and qualified to do business in and is in good standing under the laws of each state where failure to do so would have a material adverse effect on the Business.

                   9.02 Authorization of Agreement. Sellers have all necessary corporate power to execute and deliver this Agreement and to consummate the transactions provided for herein and the execution and delivery of this Agreement by Sellers and the performance by it of the obligations to be performed hereunder have been duly authorized by all necessary and appropriate action by the Boards of Directors of Sellers. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with or result in a breach of, or constitute a default under, the terms or conditions of Sellers' Articles of Incorporation or By-Laws, any court or administrative order or process or any statute or regulation of any governmental agency, and the consummation of the transactions contemplated hereby do not and will not result in the breach of, or constitute a default under, any agreement or instrument to which Sellers are a party or by which Sellers are bound. This Agreement is, and each other agreement and document to be executed by Sellers pursuant hereto will be when so executed, a valid and binding obligation of Sellers, enforceable in accordance with their terms.

                   9.03 Financial Statements. Seller has delivered to Purchaser copies of unaudited financial statements prepared internally which in seller's opinion and to its knowledge fairly represent the financial condition of the Business as of their respective dates and the results of operations of the business for the periods covered thereby. Seller's books of account, as well as its minutebooks and stock records, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

                   9.04 Title to Purchased Assets. Sellers have good, indefeasible and marketable title to all Purchased Assets, free and clear of all mortgages, security interests, title retention agreements, options to purchase, rights of first refusal, liens, encumbrances, restrictions and other burdens.

                   9.05 Contracts and Leases. To Sellers' knowledge, Sellers do not have any oral or written enforceable rights or obligations or contracts with respect to the Business or the Purchased Assets other than (a) the Assumed Contracts and Assumed Leases and (b) the Excluded Leases and Excluded Contracts listed on the schedules to sections 1.03 and 1.04. All Assumed Contracts and Assumed Leases are legally valid and binding and in full force and effect with respect to the parties thereto and to Sellers' knowledge, none of the other parties to any of the Assumed Contracts or Assumed Leases


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are in default thereof. Sellers have no notice or knowledge of any claimed breach of any of the Assumed Contracts or Assumed Leases or of the occurrence of any event which after the passage of time or the giving of notice or both would constitute a default by Sellers or any other party to any Assumed Contract or Assumed Lease. None of the rights of Sellers under the Assumed Contracts or Assumed Leases will be impaired in any respect by the consummation of the transactions contemplated by this Agreement. Sellers have delivered to Purchaser copies of all the Assumed Contracts described in sections 1.04(a) and 1.04(c) of this Agreement and Assumed Leases described in sections 1.03(a) and 1.03(c) of this Agreement and (y) used its best efforts to deliver to Purchaser copies of all the Assumed Contracts described in section 1.04(b) and all the Assumed Leases in section 1.03(b) of this Agreement in every case, which copies are true and complete and include all amendments, modifications and supplements. Sellers will not incur a loss in connection with the performance of any material contract to which it is a party or on any material commitment that it has undertaken in connection with the Business.

                   9.06 Litigation and Proceedings. There is no suit, action or legal, administrative, arbitrative or other proceeding pending or, to Sellers' knowledge, threatened against Sellers with respect to the Business or affecting the Purchased Assets and Sellers is not under investigation with respect to any charge concerning violation of any law or administrative regulation, foreign, federal, local or state, in respect to the operation of the Business.

                   9.07 Compliance with Environmental Laws.

                       (a) The term "Environmental Laws" shall mean all federal, state and local laws including statutes, regulations and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants or process wastewater or the disposal of solid or hazardous waste or otherwise relating to the environment or hazardous substances or employee health and safety.

                       (b) To Sellers' knowledge the Business has been and is being operated by Sellers in accordance with all Environmental Laws and Environmental Permits. Sellers have not received any notice nor do Sellers have any knowledge that the Business is not in compliance with all Environmental Laws and Environmental Permits and no proceeding for the suspension, revocation or cancellation of any Environmental Permit is pending or, to Sellers' knowledge, threatened.

                       (c) There are no actions pending, or to the knowledge of Sellers, actions, claims or investigations threatened against Sellers or the Business that Sellers believe would have a material adverse effect on the Business, which in any case asserts or alleges (i) the Sellers or the Business violated any Environmental Law or Environmental Permit or is in default with respect to any Environmental Permit or any order, writ, judgment, variance, award or decree of any government authority; (ii) Sellers are required to clean up or take remedial or other response action due to the disposal, discharge or other release of any Hazardous Substance; or (iii) Sellers are required to contribute to the cost of any past, present or future cleanup or remedial or other response action which arises out of or is related to the disposal,


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discharge or other release or any Hazardous Substance by Sellers or the
Business. Sellers and the Business are not subject to any judgment, stipulation, order, decree or agreement arising under Environmental Laws.

                  9.08 Government License and Regulation. Sellers have all domestic and foreign governmental licenses and permits necessary to conduct the Business and own and use the Purchased Assets and such licenses and permits are in full force and effect, except where the failure to have such licenses and permits would not have a material adverse effect. No proceeding is pending or, to Sellers' knowledge, threatened regarding the revocation or limitation of any such governmental license or permit and there is no basis or grounds for any such revocation or limitation.

                   9.09 Restrictions on Personnel. None of the officers, directors, employees or consultants of Sellers have entered into any agreement which is now in effect with any person, corporation, partnership or business organization (other than Sellers) requiring such person to assign any interest in any invention or trade secrets related to the Business or to keep confidential any such trade secrets or containing any prohibition or restriction on competition or solicitation of customers.

                   9.10 Taxes. Prior to the Effective Date all federal, state, county and local income, excise, sales, transfer, use, gross receipts, ad valorem, payroll and other taxes, fees and assessments imposed on Sellers and payable by Sellers and all federal and state payroll taxes required to be withheld by Sellers have been or will be duly, timely and fully reported, paid and discharged except to the extent such obligations are specifically assumed by Purchaser.

                   9.11 Labor Matters.

                       (a) Sellers are not a party to or bound by any union collective bargaining agreements or other labor contracts. Sellers are not, with respect to the Business, a party to any pending arbitration or grievance proceeding or other claim relating to any labor contract nor, to Sellers' knowledge, is any such action threatened and no set of facts would constitute a basis for any such action.

                       (b) Sellers are not bound by any court, administrative agency, tribunal, commission or board decree, judgment, decision, arbitration agreement or settlement relating to collective bargaining agreements, conditions of employment, employment discrimination or attempts to organize a collective bargaining unit which in any case may materially and adversely affect Sellers, the Business or the Purchased Assets. Sellers have no notice or knowledge of any employment discrimination, safety or unfair labor practice or other employment-related investigation, claim or allegation against Sellers and no set of facts constituting a basis for such an action.


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                       (c) Sellers have provided Purchaser all of Seller's
written employment policies presently in effect. There exist no such policies not in writing.

                       (d) Sellers have made all required payments to the appropriate governmental authorities with respect to applicable unemployment compensation reserve accounts for Sellers' employees of the Business.

                   9.12 Employment Contracts. Except as set forth on the schedule to this section, Sellers has no employment contract with any person, nor any contract with any employee, involving termination, retirement or termination pay, deferred compensation, profit sharing or pension plans, employee benefit plans or other employee benefits or post-employment benefits of any kind for employees of the Business. The schedule to this section lists (a) the names, job descriptions, total compensation of each director, employee or consultant of Sellers; (b) the fringe benefits currently furnished to such persons; and (c) all loans, leases and other financial arrangements to or from Sellers with any employee, officer, director or consultant.

                   9.13 Compliance with Law. The operation of the Business and the use of the Purchased Assets do not violate any applicable federal, state, local or international laws or ordinances or any other rule or regulation of any international federal, state or local agency or body, including, without limitation, all energy, safety, environmental, health, export, import, antidiscrimination, antitrust, wage and hour and price and wage control laws, orders, rules or regulations applicable to the Business and the Purchased Assets that would have a material adverse effect on the Business.

                   9.14 Disabled Employees. No employee of the Business is eligible for long-term disability but has not yet been certified as such. No employee of the Business is on medical leave.


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         X.       COVENANTS AND AGREEMENTS OF PURCHASER.

                  Purchaser hereby covenants and agrees that:

                  10.01 Access to Certain Information. As soon as practicable following the Closing, but in no event later than 90 days thereafter, Purchaser shall deliver to Sellers, at Sellers' expense, such information and data as Sellers may reasonably request, including that required by Sellers' customary tax and accounting questionnaires, in order to enable Sellers to complete and file all federal and state forms which may be required by law to be filed by it.

                  10.02 Record Retention. For a period of seven years following the Closing Date, Purchaser agrees to maintain in a reasonably accessible place the books and records, including magnetic media files, if any, delivered by Sellers hereunder relating to the Company and the Business, to provide Sellers and its representatives reasonable access to such books and records during normal business hours and to provide copies of such books and records to Sellers or its representatives at Sellers' expense.

                  10.03 Cooperation in Obtaining Consents. Purchaser's directors and officers shall use their best efforts in response to any reasonable request of Sellers to assist Sellers in obtaining any consents of third parties necessary for the consummation of the transactions contemplated by this Agreement.

                  10.04 Payment of Assumed Leases. Purchaser will pay on a timely basis and discharge all obligations of the Assumed Leases.


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         XI.      COVENANTS AND AGREEMENTS OF SELLERS.

                  Sellers hereby covenants and agrees that:

                  11.01 Access to Books and Records After Closing. For a period of seven years following the Closing Date, Sellers agree to maintain in a reasonably accessible place any books and records not delivered to Purchaser hereunder relating to Sellers and the Business wherever located, to provide Purchaser and its representatives reasonable access to such books and records during normal business hours and to provide copies of such books and records to Purchaser or its representative at Purchaser's expense.

                  11.02 Liens and Encumbrances. Upon Purchaser's request, Sellers shall promptly take all necessary action, including, but not limited to, the posting of appropriate bonds, to secure the removal of all liens, if any, arising prior to Closing if the obligation secured by the lien is not a liability assumed by Purchaser hereunder.

                  11.03 Severance Benefits. Notwithstanding anything to the contrary set forth above, the Parties agree to the following with respect to certain employees of the Business:

                       (a) On or before the Closing, Purchaser will deliver to Sellers a list of those existing employees of Sellers who will not be hired by Purchaser as of the Closing.

                       (b) Sellers shall pay promptly when due all severance pay, vacation pay and termination compensation, calculated in accordance with Sellers' severance pay policy, except for employees of Sellers who will be employed by Purchaser at the Closing, for all employees whose employment may be terminated by Sellers on or prior to the Closing or who will not be hired by Purchaser.


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         XII.     INDEMNIFICATION BY PURCHASER.

                  12.01 Indemnification. Purchaser hereby covenants and agrees to indemnify, defend and hold Sellers and its successors harmless from and against any damage, liability, loss, cost or deficiency (including, but not limited to, reasonable attorneys' fees, and other costs and expenses incident to proceedings or investigations or the defense or settlement of any claim) arising out of, resulting from or relating to

                       (a) any inaccuracy in, or breach of, any representation or warranty of Purchaser pursuant to this Agreement, including schedules and documents delivered pursuant hereto;

                       (b) any failure by Purchaser to pay as due the Assumed Liabilities; or

                       (c) any failure of Purchaser to duly perform or observe any term, provision, covenant or agreement to be performed or observed by Purchaser pursuant to this Agreement.

                       The obligations of Purchaser to indemnify and hold Sellers harmless as described herein shall survive Closing and the consummation of the transactions contemplated by this Agreement.

                  12.02 Procedures. The procedural rules set forth in section
13.02 shall apply with respect to indemnification by Purchaser except that the parties' respective obligations under section 13.02 shall be reversed as appropriate.


                                      XII-1
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         XIII.    INDEMNIFICATION BY SELLERS.

                  13.01 Indemnification. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Purchaser or any information Purchaser may have, Sellers and its successors hereby agree to jointly and severally indemnify, defend and hold Purchaser, each fiduciary of Purchaser's employee benefit plans, each of Purchaser's subsidiaries, shareholders, affiliates, officers, directors, employees, agents, successors and assigns (Purchaser and such persons, collectively, "Purchaser's Indemnified Persons") harmless from and against any demand, claim, damage, liability, loss (which shall include any diminution in value), cost, deficiency or expense (including, but not limited to, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively, "Losses") imposed or incurred by Purchaser's Indemnified Persons, directly or indirectly, arising out of, resulting from or relating to;

                       (a) any inaccuracy in or breach of any representation or warranty of Sellers pursuant to this Agreement in any material respect, whether or not Purchaser's Indemnified Persons relied thereon or had knowledge thereof, including schedules and documents delivered pursuant hereto;

                       (b) any failure of Sellers to duly perform or observe any term, provision, covenant or agreement to be performed or observed by Sellers pursuant to this Agreement or documents contemplated by this Agreement;

                       (c) any and all liabilities or obligations of Sellers other than the Assumed Liabilities, including, without limitation, liabilities incurred by Purchaser arising out of noncompliance prior to Closing with the Environmental Regulations or any other laws, rules or regulations, all liabilities under any of Sellers' "employee benefit plans" as defined under ERISA and the bulk sales liabilities referred to in section 17.07 hereof;

                  The obligations of Sellers to indemnify and hold Purchaser's Indemnified Persons harmless as described herein shall survive Closing and the consummation of the transactions contemplated by this Agreement, for a period of one year from closing.

                  Notwithstanding anything in this Agreement to the contrary, indemnification under this Agreement by Sellers and its successor shall be limited to a maximum of $600,000.

                  13.02 Procedures. Purchaser shall give Sellers prompt notice of any written claim, demand, assessment, action, suit or proceeding to which the indemnity set forth in this section 13 applies. If the document evidencing such claim or demand is a court pleading, Purchaser shall give such notice within ten days of receipt of such


                                     XIII-1
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pleading, otherwise, Purchaser shall give such notice within 30 days of the date it receives written notice of such claim. Failure to give timely notice of a matter which may give rise to an indemnification claim shall not affect the rights of Purchaser's Indemnified Persons to collect such Loss from Sellers so long as such failure to so notify does not materially adversely affect Sellers' ability to defend such Loss against a third party.

                  If Purchaser's request for indemnification arises from the claim of a third party, the written notice shall permit Sellers to assume control of the defense of any such claim, or any litigation resulting from such claim. Failure by Sellers to notify Purchaser of its election to defend a complaint by a third party within five days shall be a waiver by Sellers of its right to respond to such complaint and within twenty days after notice thereof shall be a waiver by Sellers of its right to assume control of the defense of such claim or action. If Sellers assume control of the defense of such claim or litigation resulting therefrom, Sellers shall take all reasonable steps necessary in the defense or settlement of such claim or litigation resulting therefrom and Sellers shall hold Purchaser's Indemnified Persons, to the extent provided in this section 13, harmless from and against all Loss arising out of or resulting from any settlement approved by Sellers or any judgment in connection with such claim or litigation. Notwithstanding Sellers' assumption of the defense of such third-party claim or demand, Purchaser shall have the right to participate in the defense of such third-party claim or demand at its own expense. Sellers shall not, in the defense of such claim or litigation, consent to entry of any judgment or enter into any settlement, except in either case with written consent of Purchaser, which consent shall not be unreasonably withheld. Purchaser shall furnish Sellers in reasonable detail all information Purchaser may have with respect to any such third-party claim and shall make available to Sellers and its representatives all records and other similar materials which are reasonably required in the defense of such third-party claim and shall otherwise cooperate with and assist Sellers in the defense of such third-party claim.

                  If Sellers do not assume control of the defense of any such third-party claim or litigation resulting therefrom, Purchaser may defend against such claim or litigation in such manner as it may reasonably deem appropriate, and Sellers shall indemnify Purchaser's Indemnified Persons from any Loss indemnifiable under section 13.01 incurred in connection therewith.

         13.03 Survival of Indemnification. The obligations of Sellers to indemnify and hold Purchaser's indemnified persons shall survive for one year from closing.


                                     XIII-2

         XIV.     BROKERS.

                  Purchaser and Sellers represent and warrant to each other that there are no brokerage or finders' fees in connection with the transactions contemplated hereby resulting from any actions taken by them and they hereby indemnify, save and hold each other harmless from and against claims by any broker or finder for a fee or expense which is based in any way on an agreement, arrangement or understanding made or alleged to have been made by them relating to the transactions contemplated hereby.


                                      XIV-1

         XV.      CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS.

                  The obligations of Sellers under this Agreement are, at the option of Sellers, subject to the fulfillment at Closing of each of the following conditions:

                  15.01 Accuracy of Representations and Warranties. All representations and warranties of Purchaser contained in this Agreement shall be true and correct in all respects and Purchaser shall have performed and satisfied all covenants, conditions and agreements and delivered to Sellers all documents and agreements required by this Agreement to be performed, satisfied or delivered by Purchaser prior to Closing.

                  15.02 No Restraint on Transaction. No action, suit or proceeding by any governmental agency or other party shall have been instituted or threatened to be taken to restrain, prohibit or otherwise challenge the legality of the transactions contemplated herein.

                  15.03 Waiver. The conditions precedent contained in this section (or sections 6 and 7) may be waived in writing at or prior to Closing. The parties agree to use best efforts to deliver such waivers to the other parties promptly after any such condition is fulfilled.

                  XVI.     MISCELLANEOUS.

                  16.01 Further Assurances. Upon reasonable request, from time to time, Sellers shall (or shall direct its directors and officers to, if appropriate) execute and deliver all documents, make all rightful oaths, testify in any proceedings and do all other acts which may be necessary or desirable in the opinion of Purchaser to protect, defend or record the right, title or interest of Purchaser in and to the Purchased Assets or to aid in the prosecution, defense or other litigation of such rights arising from such right, title or interest, all without further consideration.

                  16.02 Amendment and Severability. This Agreement may only be amended by a written agreement of Sellers and Purchaser. If any provision, clause or part of this Agreement or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the applications of each provision, clause or part under other circumstances, shall not be affected thereby.

                  16.03 Waiver. The failure of Sellers or Purchaser to insist, in any one or more instances, upon performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment of any rights granted hereunder or the future performance of any such term, covenant or condition. Moreover, Purchaser's decision to close this transaction notwithstanding its constructive or actual knowledge of the breach by Sellers of one or more of their representations, warranties or obligations hereunder shall not relieve such parties of their indemnification obligations hereunder with respect to such breach; in such case, Purchaser specifically is relying upon Sellers' indemnification obligation, as well as the underlying representation, warranty or contractual obligation. All rights and remedies granted in this Agreement to Purchaser shall be cumulative and nonexclusive of all other rights and remedies that Purchaser may have in equity.

                  16.04 Notices. Any notice to be given hereunder shall be deemed given and sufficient if in writing and delivered or mailed by registered or certified mail, in the case of Sellers, to:

                      David E. Welch, Vice President and Chief Financial Officer 7388 South Revere Parkway, Suite 1000
                      Englewood, Colorado  80112
                      Facsimile No.  303.649.9514


                                      XVI-1
with a copy to:

                      Robert M. Bearman, Esq.
                      Patton Boggs, LLP
                      1660 Lincoln Street, Suite 1900
                      Denver, CO  80264
                      Facsimile No.  303.894.9239

and, in the case of Purchaser, to:

                      C& L Communications, Inc.
                      1200 Network Blvd.
                      San Antonio, TX 78249
                      Facsimile No.   210.699.8686

with a copy to:

                      Carolyn Gillies, Esq.
                      Bieging, Shapiro & Burrus, LLP
                      4582 South Ulster Street Parkway, Suite 1650
                      Denver, CO 80237
                      Facsimile No.   720.488.7711

or to such other address as Sellers or Purchaser may designate by notice in writing to the other.

                  16.05 Benefit. This Agreement shall be binding upon and inure to the benefit and burden of and shall be enforceable by Purchaser, its successors and assigns, and Sellers and its successors and assigns. This Agreement may not be assigned by any party without the written consent of the others.

                  16.06 Expenses. All expenses incurred by Sellers or Purchaser in connection with the transactions contemplated hereby, including, without limitation, legal and accounting fees shall be the responsibility of and for the account of the party who ordered the particular service or incurred the particular expense, except (a) as otherwise provided herein; and (b) any and all federal, state or local income, sales, use or other taxes arising out of, resulting from or relating to Sellers' sale of the Purchased Assets and any and all real or personal property taxes or assessments applicable to the period before the Closing Date, shall be paid by Sellers.

                  16.07 Bulk Sales. The parties hereby waive compliance with any bulk sales act and all similar laws.

                  16.08 Public Announcement. No public announcement of the transactions contemplated hereby shall be made by way of press release, disclosure to the


                                      XVI-2
trade or otherwise except with the mutual approval of the parties; provided, however, that this section shall not prevent Sellers from making such disclosure to authorities or the public as deemed necessary by Sellers, in its sole discretion, under the state and federal securities laws.

                  16.09 Specific Performance. In the event of any controversy concerning the rights or obligations under this Agreement, such rights or obligations shall be enforceable in a court of equity by a decree of specific performance. Such remedy shall, however, be cumulative and nonexclusive and shall be in addition to any other remedy which the parties may have.

                  16.10 Entire Agreement. This Agreement and the schedules and other documents to be delivered pursuant hereto constitute the entire agreement among the parties hereto and there are no agreements, representations or warranties which are not set forth herein. All prior negotiations, agreements and understandings are superseded hereby including, without limitations, that certain letter of intent. This Agreement may not be amended or revised except be a writing signed by the parties hereto. All parties being represented by counsel, no one party shall be deemed the drafter of this Agreement with respect to its interpretation.

                             SIGNATURE PAGE FOLLOWS

                                      XVI-3

[PURCHASER]                               [SELLERS]

Carrier Solutions, LLC                    Active Link Communications, Inc.

BY:    /s/ Tim Atkinson                   BY:   /s/ James M. Ciccarelli
       ----------------                         ------------------------
Title:  Executive Vice President          Title:  Chief Executive Officer

Attest:  /s/ Michael Dozier               Attest:  /s/ David E. Welch
         ------------------                        ------------------

                                          IAC Acquisition Corporation

                                          By:  /s/ James M. Ciccarelli
                                               -------------------------

                                          Digital Telecom, Inc.

                                          By:  /s/ James M. Ciccarelli
                                               -----------------------


                                      XVI-4